Exhibit 99.1

NEWS RELEASE

Contact:
John Bartholdson
Senior Vice President,
Chief Financial Officer
Phone (610) 251-1000
jbartholdson@triumphgroup.com

TRIUMPH GROUP REPORTS YEAR END RESULTS

Wayne, PA – April 24, 2003 – Triumph Group, Inc. (NYSE:TGI) reported today that for the twelve months of fiscal 2003, net sales from continuing operations were $565.4 million, compared to $565.3 million for fiscal 2002.  Net income for the twelve months of fiscal 2003 was $36.7 million, or $2.31 per common share, versus $49.4 million, or $3.11 per common share for fiscal 2002.  The fiscal 2002 results included an after-tax special charge of $3.2 million, or $0.20 per common share ($5.0 million pretax), related to the write-off of the development expense on an aircraft program, which was deemed unlikely to go into production.  At the end of fiscal 2003, Triumph announced that it has designated its Metals segment as a discontinued operation.  Discontinued operations incurred a net loss of $0.9 million for the twelve months of fiscal 2003.  Income from continuing operations for the twelve months of fiscal 2003 was $37.6 million, or $2.36 per common share, compared to $49.1 million, or $3.09 per common share, for fiscal 2002.  All references to earnings per share herein are on the diluted basis.

Net sales from continuing operations for the fourth quarter ended March 31, 2003 were $151.7 million, compared to $137.3 million for the prior year period, a ten percent increase.  Net income for the fourth quarter of fiscal 2003 was $8.7 million, or $0.55 per common share, down from $14.5 million, or $0.91 per common share, in the prior year period.  Income from continuing operations for the three months ended March 31, 2003 was $9.5 million, or $0.60 per common share, compared to $14.4 million, or $0.91 per common share, for the three months ended March 31, 2002.  Discontinued operations incurred a net loss of $0.8 million for the three months ended March 31, 2003.

Richard C. Ill, Triumph’s President and Chief Executive Officer, said, “These earnings are reflective of a downturn in commercial, business, and regional aircraft production and the decrease in airline passenger miles flown.  In addition, the industrial gas turbine business declined during the year.  Our military business, however, increased significantly year over year.”  Continues Ill, “We are encouraged by our success in increasing market share in this difficult environment and remain focused on reducing costs and eliminating redundant capabilities.  Our ability to increase sales in the quarter is a direct result of these efforts.”

Regarding the outlook for the upcoming year, Mr. Ill stated, “We are optimistic about our near and long-term future based on our backlog and our ability to enhance market share.  The aerospace and industrial gas turbine markets, however, will be depressed for the foreseeable future, and our success in meeting the challenges ahead depends on our ability to take cost out of our system and reduce redundancy.  The alignment we recently announced will allow us to continue to execute our business plan and meet this challenge.”

Triumph Group, Inc. headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and industrial gas turbine components and accessories.  The Company serves a broad, worldwide spectrum of the aviation industry, including commercial airlines and air cargo carriers, as well as original equipment manufacturers of aircraft and aircraft components and power generation equipment.

More information about Triumph can be found on the World Wide Web Site at http://www.triumphgroup.com.

Statements which are not historical facts, including statements regarding the Company’s backlog levels, foreseeable industry conditions, and opportunities to reduce costs, are forward-looking statements under the provision of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve risks and uncertainties including statements regarding the outlook for continued opportunities for future growth.  The company wishes to caution readers that several important factors could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Form 10-K for the year ended March 31, 2002.

FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

	Three Months Ended March 31,			Twelve Months Ended March 31,

	2003	2002		2003	2002
CONDENSED STATEMENTS OF INCOME

Net Sales	$151,690	$137,336		$565,381	$565,343

Ongoing Operating Income	17,579	21,276		70,623	89,154
Special Charge	0	0		0	(5,044)
Operating Income	17,579	21,276		70,623	84,110

Interest Expense	2,792	3,041		12,365	12,773
Income Tax Expense	5,249	3,829		20,682	22,220

Income from Continuing Operations	9,538	14,406		37,576	49,117
(Loss) Income from Discontinued Operations	(828)	130		(859)	320

Net Income	$8,710	$14,536		$36,717	$49,437

Earnings Per Share - Basic:

Income from Continuing Operations	$0.60	$0.91		$2.37	$3.11
(Loss) Income from Discontinued Operations	$(0.05)	$0.01		$(0.05)	$0.02
Net Income	$0.55	$0.92		$2.32	$3.13

Weighted average common shares outstanding - Basic	15,843	15,790		15,833	15,784

Earnings Per Share - Diluted:

Income from Continuing Operations	$0.60	$0.91		$2.36	$3.09
(Loss) Income from Discontinued Operations	$(0.05)	$0.01		$(0.05)	$0.02
Net Income	$0.55	$0.91	*	$2.31	$3.11

Weighted average common shares outstanding - Diluted	15,877	15,899		15,924	15,918

OTHER SELECTED INFORMATION

Continuing Operations:

Depreciation and Amortization	$6,349	$5,458		$24,387	$20,546

Capital Expenditures	$9,417	$10,778		$31,567	$29,311

*  difference due to rounding.

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands)

BALANCE SHEET

	March 31, 2003	March 31, 2002
Assets
Cash	$8,583	$6,830
Accounts Receivable, net	106,841	99,655
Inventory	196,343	175,164
Assets held for sale	27,883	28,510
Prepaids and Other	3,549	3,468
Current Assets	343,199	313,627

Fixed Assets, net	215,832	159,845
Goodwill, net	260,467	250,410
Intangible Assets, net	31,055	34,947
Other	13,615	14,136

Total Assets	$864,168	$772,965

Liabilities & Stockholders’ Equity

Accounts Payable	$47,466	$39,763
Accrued Expenses and Other	44,808	45,375
Liabilities related to assets held for sale	6,361	8,181
Income Taxes Payable	3,231	6,445
Deferred Income Taxes	1,585	4,635
Current Portion of Long-Term Debt	7,831	11,295
Current Liabilities	111,282	115,694

Long-Term Debt, less current portion	191,692	146,961
Deferred Income Taxes and Other	66,209	56,809

Stockholders’ Equity:
Common Stock, $.001 par value, 50,000,000 shares authorized, 16,027,324 and 14,178,789 shares issued	16	14
Class D common stock convertible, $.001 par value, 6,000,000 shares authorized, 0 and 1,848,535 shares issued and outstanding	0	2
Capital in excess of par value	258,675	258,256
Treasury Stock, at cost, 183,260 and 210,210 shares	(4,549)	(5,252)
Accumulated other comprehensive income (loss)	543	(3,156)
Retained earnings	240,300	203,637
Total Stockholders’ Equity	494,985	453,501

Total Liabilities and Stockholders’ Equity	$864,168	$772,965